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                                                                     Exhibit 99
PRESS RELEASE

FOR IMMEDIATE RELEASE

DATE:      September 27, 2005
COMPANY:   Central Federal Corporation
           2923 Smith Road
           Fairlawn, Ohio  44333
CONTACT:   Mark S. Allio
           Vice Chairman, President and CEO
PHONE:     330.576.1334                     FAX:    330.666.7959


CENTRAL FEDERAL CORPORATION RECORDS IMPAIRMENT LOSS

Fairlawn, Ohio - September 27, 2005 - Central Federal Corporation (NASDAQ: GCFC) announced today that it intends to record a non-cash after-tax impairment loss of $1.9 million or $.86 per diluted share in the quarter ending September 30, 2005 to write-off the value of goodwill and other intangible assets related to the October 2004 acquisition of Reserve Mortgage Services, Inc. Goodwill totaling $1.7 million represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Other intangible assets with a current unamortized balance of $217,000 consist of prior owner intangibles arising from the acquisition. The decision to recognize the impairment loss is in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" which requires recognition of an impairment loss when the carrying amount of the asset is not recoverable and its carrying amount exceeds its fair value. Recognition of the impairment loss has no effect on the regulatory capital ratios of CFBank or tangible book value of the Company.

ABOUT CENTRAL FEDERAL CORPORATION AND CFBANK

Central Federal Corporation (Nasdaq: GCFC), the holding company for CFBank, was organized as a Delaware corporation in September 1998 in connection with the bank's conversion from a mutual to stock organization, which was completed on December 30, 1998. CFBank is a community-oriented financial services company founded in 1892. Its home office is in Fairlawn, Ohio. It operates two additional offices in Columbiana County, Ohio, and one in Columbus, Ohio, as well as a mortgage services office in Akron, Ohio.


This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the


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assumptions could prove to be inaccurate. Therefore, we can give no assurances that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or by any person that the future events, plans or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.